Exhibit 99

                    QUESTAR PIPELINE AGREES TO PURCHASE
                   KERN RIVER INTEREST FOR $225 MILLION
                         September 8, 1995

HOUSTON -- Tenneco Gas, an operating division of Houston-based Tenneco, announced today that it has entered into an agreement to sell its 50 percent interest in the Kern River gas pipeline for approximately $225 million in cash to Questar Pipeline Co. (subject to Hart-Scott-Rodino filings). Questar Pipeline is a subsidiary of Questar Corp. (NYSE: STR).
     The transaction is subject to a right to match by The Williams Cos., which owns 50 percent of Kern River.
     Under the agreement, Questar Pipeline will purchase from Tenneco Gas 100 percent of the stock of Kern River Corp., which owns a 50 percent interest in the Kern River Gas Transmission Co.
     Tenneco Gas originally announced its intention to sell its Kern River interest in April. "The sale of our interest in Kern River is an excellent example of our ability to create value in our assets," explained Steve Chesebro', Tenneco Gas president and chief executive officer.
     "Other companies recognize that value, which is key to our success in redeploying assets into domestic and international development opportunities. Kern River is an efficient, well-run pipeline system that is a much better strategic fit for Questar than it is for us."
     Kern River consists of a 685-mile pipeline that extends from a point near Opal, Wyo., to Daggett in San Bernardino, Calif., and 219 miles of pipe owned jointly with Mojave Pipeline, which runs from Daggett to Bakersfield, Calif. The pipeline serves a variety of customers, including local distribution companies, direct end users, electricity cogeneration markets and enhanced oil-recovery systems.
     "Kern River provides direct access to major markets in California and Nevada and uniquely complements our group of integrated, gas-related businesses, including exploration, production and marketing, interstate transmission and storage, and retail gas distribution," said R.D. Cash, Questar Corp. chairman, president and chief executive officer.
     Cash noted that Kern River ties into the Western Market Center, a gas-marketing hub in southwestern Wyoming in which a Questar affiliate owns a one-fourth interest. In addition, Questar Pipeline transports gas to Kern River, including supplies produced by Questar exploration and production units. Kern River also transports gas for various gas-distribution systems in Utah operated by Questar's retail gas-distribution utility, Mountain Fuel Supply Co.
     Cash said the purchase is expected to produce positive cash flow and earnings in the first year and to increase Questar's earnings per share.
     The action by Tenneco Gas is the latest step in parent company Tenneco's ongoing plan to redeploy assets into its primary growth platforms in automotive parts, packaging and nonregulated natural gas operations.
     Since June 1994, excluding this transaction, Tenneco has raised approximately $2 billion from public offerings of Case Corporation stock and from the sale of its chemicals division, Albright & Wilson. During that time, Tenneco has invested or committed more than $1 billion for acquisitions, joint ventures and internal capital projects, and has completed stock repurchases of $500 million.
     A leader in natural gas transportation and marketing, Tenneco Gas handles 16 percent of the gas consumed annually in the United States. The company also is active in international and power-generation markets, and provides financing for oil and gas exploration and development.
     Tenneco Gas is one of four operating divisions of Tenneco (NYSE: TEN), one of the nation's largest diversified industrial companies, with 1994 sales of $12.2 billion. Other major business interests of the Houston-based company include packaging (Packaging Corporation of America), automotive parts (Tenneco Automotive), and ship design, construction and repair
(Newport News Shipbuilding). Tenneco also owns 21 percent of Case Corporation, a major manufacturer of agricultural and construction equipment.
     Headquartered in Salt Lake City, Utah, Questar has approximately $1.6 billion in assets distributed among its three principal businesses. Questar Pipeline operates gas-gathering and transportation pipeline systems in Wyoming, Colorado and Utah, as well as a large underground storage reservoir in northeastern Utah.